Exhibit (h)(4)(i)

FEE WAIVER AGREEMENT

Allianz Funds

1633 Broadway

New York, NY 10019

Allianz Global Investors Fund Management LLC

1633 Broadway

New York, NY 10019

October 13, 2015

Ladies and Gentlemen:

This Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Allianz Funds (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors Fund Management LLC (“AGIFM”), on the following terms:

1. The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.

2. Pursuant to an Amended and Restated Administration Agreement dated October 10, 2013, as amended or supplemented from time to time (the “Administration Agreement”), and an Amended and Restated Investment Advisory Agreement dated January 1, 2014, as amended or supplemented from time to time (the “Advisory Agreement”) and, together with the Administration Agreement, the “Management Agreements”), the Trust has retained AGIFM to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.

3. During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AGIFM shall waive its fees payable under the particular Management Agreement specified adjacent under “Affected Agreement” in the amount or according to the schedule specified adjacent under “Fee Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.

4. This Agreement shall be effective with respect to AllianzGI Emerging Markets Opportunities Fund as of October 13, 2015 for a term lasting through October 31, 2016 and for all other funds listed on Exhibit A as of November 1, 2015 for a term lasting through October 31, 2016.

If the foregoing correctly sets forth the agreement between the Trust and AGIFM, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS

By:	/s/ Julian Sluyters
Name: Julian Sluyters
Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name: Julian Sluyters
Title: Chairman-Management Board

Exhibit A to Fee Waiver Agreement

Dated as of October 13, 2015

Fund	Classes	Affected Agreement	Fee Waiver (stated as a percentage of average daily net assets of the Fund or attributable to the specified share class(es), as applicable)
AllianzGI Emerging Markets Opportunities Fund	All Classes	Administration Agreement	0.15%

AllianzGI Income & Growth Fund	All Classes	Advisory Agreement	0.01% on net assets in excess of $2 billion, an additional 0.015% on net assets in excess of $3 billion, and an additional 0.025% on net assets in excess of $5 billion

AllianzGI International Managed Volatility Fund	All Classes	Administration Agreement	0.20%

AllianzGI NFJ Dividend Value Fund	All Classes	Advisory Agreement	0.025% on net assets in excess of $7.5 billion, and an additional 0.025% on net assets in excess of $10 billion

AllianzGI NFJ International Value Fund	All Classes	Advisory Agreement	0.01% on net assets in excess of $4 billion, an additional 0.015% on net assets in excess of $5 billion, and an additional 0.025% on net assets in excess of $7.5 billion

	All Classes	Administration Agreement	0.025%

AllianzGI NFJ Small-Cap Value Fund	All Classes	Advisory Agreement	0.025% on net assets in excess of $3 billion, an additional 0.025% on net assets in excess of $4 billion, and an additional 0.025% on net assets in excess of $5 billion

	Institutional Class Administrative Class Class R6	Administration Agreement	0.05%

AllianzGI Technology Fund	All Classes	Advisory Agreement	0.01% on net assets in excess of $2 billion, an additional 0.015% on net assets in excess of $3 billion, and an additional 0.025% on net assets in excess of $5 billion

[Exhibit A to Allianz Funds Fee Waiver Agreement]